Exhibit 99.1

Columbia Property Trust Announces Key Transactions, Provides Preliminary 2020 Guidance, and Raises Dividend

•	Under contract to acquire 201 California Street in San Francisco and closed on acquisition of 250 Church Street in Manhattan

•	Proceeding with dispositions in Pittsburgh and Los Angeles

•	Initial 2020 guidance reflects continuing same-store Net Operating Income (NOI) growth, Normandy acquisition, and planned property acquisitions and dispositions

•	Raises dividend five percent, to annualized rate of $0.84 per share
NEW YORK (Dec. 3, 2019) - Columbia Property Trust, Inc. (NYSE: CXP) today announced that it is under contract to acquire 201 California Street, an office tower in San Francisco, for $239 million. Additionally, the company is proceeding with two planned dispositions expected to close in early 2020 that it anticipates will collectively provide $245 million to $265 million in gross sales proceeds: the Westinghouse campus in Cranberry Woods (Pittsburgh), Pennsylvania, which is now under contract, and Pasadena Corporate Park in suburban Los Angeles, for which the company has commenced marketing efforts. Yesterday, Columbia also closed on its previously announced acquisition of 250 Church Street in Manhattan for $205.5 million, through its joint venture with Normandy Real Estate Fund IV, LP (“Normandy Fund IV”).
In connection with the progress on these key real estate transactions, Columbia is providing preliminary guidance for its 2020 full year Net Income and Normalized Funds From Operations, which also reflects the company’s assumptions regarding the impact of its previously announced planned acquisition of Normandy Real Estate Management, LLC (“Normandy”). Columbia has also announced that its Board of Directors has declared a regular quarterly cash dividend that reflects a five percent increase over the company’s previous quarterly dividend rate.
“We now have greater clarity on the timing and execution of several significant transactions in our portfolio, which allows us to provide preliminary guidance for our earnings expectations for the year ahead,” said Nelson Mills, CEO of Columbia. “Our initial 2020 guidance also incorporates our assumptions regarding the financial impact from our acquisition of the Normandy platform, which we expect to close at or just after the end of the year. The Board’s decision to increase the dividend rate reflects our confidence in the company’s strength today and expectations for continued growth.”
Planned Acquisition of 201 California
Columbia is under contract to acquire 201 California Street, a 272,000-square-foot, Class-A office tower in San Francisco’s Financial District, from Beacon Capital Partners for $239 million, exclusive of closing costs. The acquisition is expected to close by year-end.
Located at the corner of California and Front Streets, the 17-story building has been substantially renovated and is 97 percent leased to multiple tenants, the largest of which are First Republic Bank, Dow Jones, and the law firm Cooper, White and Cooper. The building has substantial roll over the next five years, with in-place rents estimated to be at least 10 percent below market, giving Columbia an opportunity to take advantage of continued demand in the market and drive further growth in rental rates.

“We are very pleased to be putting the proceeds from our dispositions to work by adding another exceptional asset to our San Francisco portfolio,” Mills said. “With its highly desirable location, amenities and structural attributes, 201 California is positioned to perform in line with our other successful investments in the Bay Area, and we look forward to the opportunity to put our local knowledge and capability to work to improve rates even further at the property in the years ahead.”
Planned Dispositions in Pittsburgh and Los Angeles
Columbia is under contract to sell the three-building campus fully leased to Westinghouse Corporation in suburban Pittsburgh, Pennsylvania, that it has owned since 2010. The disposition, for which the buyer was not disclosed, is expected to close in early 2020. In 2017, Columbia secured a renewal with Westinghouse to retain its corporate headquarters in all 824,000 square feet at the campus until 2032.
Columbia has also commenced marketing efforts for Pasadena Corporate Park, a 262,000-square-foot property that comprises three office buildings in suburban Los Angeles, and expects to complete the disposition in the first quarter of 2020.
Completed Acquisition of 250 Church Street
Columbia has closed on its previously announced acquisition of 250 Church Street in Manhattan through its joint venture partnership with Normandy Fund IV. The joint venture acquired the 235,000-square-foot, 16-story office building in TriBeCa for $205.5 million and has commenced a full redevelopment of the property under a new address, 101 Franklin Street.
Progress on Normandy Transaction
Columbia is progressing toward the close of its acquisition of Normandy and expects to complete the transaction as planned by year-end or in early 2020, subject to satisfaction of previously disclosed closing conditions.
In a presentation posted today to the Investor Relations section of Columbia’s website, https://ir.columbia.reit, Columbia has provided more information on the expected financial impact from the Normandy transaction on its earnings outlook for 2020, including its assumptions regarding the related fee streams and its integration and use of the Normandy platform over the next one to three years.
Preliminary Guidance for 2020
For calendar year 2020, the Company expects to report Net Income Available to Common Stockholders in the range of $0.28 to $0.31 per diluted share, and Normalized Funds from Operations in a range of $1.46 to $1.51 per diluted share.
A reconciliation of projected Net Income to projected Normalized Funds from Operations, per diluted share, is provided as follows:

	Full Year 2020 Range*
	Low	High
Net Income	$0.28	$0.31
Add: Real estate depreciation & amortization	$1.18	$1.20
Normalized Funds from Operations	$1.46	$1.51
*Excludes income (expenses) on future acquisitions and dispositions, as such amounts are excluded from NFFO.
Our guidance for 2020 is based on the following assumptions:

•	The acquisition of 201 California Street in December 2019;

•	The disposition of the Westinghouse Campus and Pasadena Corporate Park in the first quarter of 2020;

•	The completion of the Normandy acquisition in late 2019 or early 2020; and

•	Same-store NOI growth of 8 to 11 percent.
“Our preliminary guidance for 2020 reflects the impact of several key transactions, as well as the benefit of the fee streams and synergies from our planned acquisition of Normandy,” said Jim Fleming, chief financial officer of Columbia. “We expect the integration of the Normandy team will enhance our ability to source and capitalize on value-creating projects, which should further support earnings growth in 2020 and beyond.”
These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. This annual guidance includes the continued enhancement of the portfolio based on the above assumptions. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and a GAAP basis due to the timing of dispositions, lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities, and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.
Fourth Quarter Dividend and Rate Increase
Columbia also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.21 per share for the fourth quarter of 2019. The dividend will be paid on January 7, 2020, to shareholders of record as of December 16, 2019.
The new rate represents an increase of $0.01 per share over the previous quarterly dividend rate and an annualized rate of $0.84 per share on a full-year basis, an increase of five percent over the previous annual dividend rate.
Additional Information
As noted earlier in this release, Columbia has enumerated the details of its preliminary 2020 guidance and further clarified its expectations related to the acquisition and integration of Normandy in a presentation posted today to the Investor Relations section of its website, https://ir.columbia.reit.
About Columbia Property Trust
Columbia Property Trust (NYSE: CXP) creates value through owning, operating and developing Class-A office buildings in high-barrier U.S. office markets, primarily New York, San Francisco, and Washington D.C. Columbia is deeply experienced in transactions, asset management and repositioning, leasing, and property management. It employs these competencies to grow value across its high-quality, well-leased portfolio of 17 properties that contain over seven million rentable square feet, as well as two properties under development. Columbia has investment-grade ratings from both Moody’s and Standard & Poor’s. For more information, please visit www.columbia.reit.
Forward-Looking Statements:
Certain statements contained in this press release other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Such statements include, in particular, statements with respect to the proposed real property acquisitions and disposition transactions, including expected timing, expected gross sale proceeds and other benefits from such transactions; our pending acquisition of Normandy, including the expected timing of closing of the transaction, anticipated financial impact from the Normandy acquisition, and expected benefits from the integration of the Normandy team; and our preliminary 2020 guidance and underlying assumptions. These statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Any such forward-looking statements are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in Columbia Property Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q, for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. The risk factors described in our Annual Report and Quarterly Reports are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business. We do not undertake any duty to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

Media Contact:		Investor Relations:
Bud Perrone		Matt Stover
T	212 843 8068	T	404 465 2227
E	bperrone@rubenstein.com	E	ir@columbia.reit